Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com

Public Relations Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Announces Public Offering of
4,500,000 Shares of Common Stock

SEATTLE, WA—October 30, 2003— F5 Networks, Inc. (NASDAQ: FFIV) announced today that it plans to offer 4,500,000 shares of its common stock in a public offering. F5 Networks intends to grant the underwriters a 30-day option to purchase 675,000 additional shares to cover over-allotments, if any. The proposed offering is expected to commence on or about November 3, 2003.

The offering is being made through an underwriting syndicate led by Citigroup Global Markets Inc., as the sole bookrunner and joint lead manager. Lehman Brothers Inc. is a joint lead manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as co-manager. Printed copies of the preliminary prospectus supplement relating to the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About F5 Networks
F5 Networks is the industry leader in Application Traffic Management, enabling enterprises and service providers to optimize any mission-critical application or web service, providing secure and predictable delivery of application traffic in an unpredictable environment. F5 Networks is headquartered in Seattle, Washington, and has offices throughout North America, Europe, Japan and Asia Pacific

F5 Networks Announces Public Offering of 4,500,000 Shares of Common Stock

Forward Looking Statements
Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the F5 Networks’ common stock during the offering period, other conditions in the financial markets and customary closing conditions. Please see the F5 Networks’ filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information.

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